Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2021, relating to the financial statements of Stagwell Marketing Group, LLC, which appears in Stagwell Inc.’s Current Report on Form 8-K/A dated October 12, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

October 12, 2021